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In connection with the proposed spin-off transactions involving the North American residential security business and flow control business of Tyco International Ltd. (“Tyco” or the “Company”), a definitive proxy statement for the stockholders of Tyco will be filed with the Securities and Exchange Commission (the “SEC”).   Tyco will mail the final proxy statement to its stockholders. BEFORE MAKING ANY VOTING DECISION, TYCO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF TRANSACTIONS. Investors and security holders may obtain, without charge, a copy of the proxy statement, as well as other relevant documents containing important information about Tyco at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC.  You may also read and copy any reports, statements and other information filed by Tyco at the SEC public reference room at 100 F. Street, N.E., Washington D.C 20549.  Please call the SEC at 1-800-SEC-0330 for further information.

Tyco and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed spin-off transactions.  Information concerning the interests of Tyco’s participants in the solicitation is set forth in Tyco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the spin-off transactions when it becomes available.

This filing consists of a copy of a transcript of an industrial conference call held by Citigroup on September 21, 2011, during which Ed Breen, Chairman and Chief Executive Officer of Tyco, discussed the planned separation of each of the Company’s North American residential security business and Flow Control business into separate, publicly-traded companies.

CORPORATE PARTICIPANTS

Ed Breen

Tyco International, Ltd. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Deane Dray

Citigroup - Analyst

PRESENTATION

Deane Dray  - Citigroup - Analyst

I’d like to welcome you all to the Citi Industrials Conference, and we’re delighted to kick off the conference this morning with Tyco, and we have Ed Breen presenting. Ed is the Chairman and CEO of Tyco, a position he has held since July of 2001 when he joined from Motorola where he was President and CEO.

Also here from Tyco, sitting up front, is the head of Investor Relations, Antonella Franzen. Thank you.

And just to get started, I’d like to thank also Tyco for creating some extra buzz and excitement ahead of our conference, related to their announced-on-Monday plans to break up the Company. And with that, I’ve asked Ed just to give a couple of minutes update on the state of the Company and the strategic underpinning regarding the plans to break up Tyco. Thank you.

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Great, thanks. I’ll only give a couple of minutes update. I think it’s more interesting if we just open it up for questions that you all may have.

First of all, let me just start with probably the last announcement we made the other day not related to the separation of the company, but the continuing strength that we are seeing in the business. We did mention on that call that we were seeing continued momentum on our orders across our three platforms, and I’ll put the words exactly as I said it the other day. Our orders look slightly better at this point in the quarter than they did last quarter. And last quarter, we had orders that organically had grown about 7%.

So we’re feeling good. Again, there’s still X amount of days left in the quarter. But I think that’s a pretty good trend that is continuing for us.

As far as the separation goes, just a couple high-level comments to it. It’s clearly something you do not do overnight. It takes a lot of planning, a lot of conversations with your Board. And so, this is something we have been embarked on for quite a period of time.

Clearly, we have a lot of experience at doing this because we did a three-way separation four years ago that went very well for us. So again, it’s been something we’ve been at. We’ve been thinking about this for quite a period of time.

It’s very fascinating. When you look at it, we’ve really worked Tyco down to three core platforms. So you’ve really been watching us over the last three, four years continue to divest non-core assets. One of the bigger ones was the electrical metal company, which we still own 49% of. But clearly, we’ve been honing the portfolio into these three what I call very clean, focused platform plays.

And then, as we’ve been doing the divestitures, you’ve watched us over the last two years probably do 10 or 12 acquisitions to really solidify positions within those three. One of the bigger ones, obviously, being Broadview, the number two security company going into the number one ADT security company.

So we really felt from a portfolio standpoint, we had ourselves where we wanted it. And really, I always get asked, why now? What’s the reason for the timing now? And I think it’s very simple. We took the last four years to get the portfolio here. We have really solidified a very, very strong management team in each of the three businesses, and that’s past the CEOs that we announced. We’ve been planning this and we’ve really embedded a lot of the right people we want even for a public company, so we had that.

We have momentum in the businesses, again obviously after the recession, and our late-cycle businesses are now kicking in. And remember, Tyco has a fair amount of late-cycle businesses in Flow control and commercial construction-related businesses. And so, we’re seeing momentum continue there.

And I would say, more importantly probably when you sit all of that aside, the businesses are in great shape. They’re market-leading companies. They literally are the leader in their respective businesses. They are in very good shape operationally, and so it’s like, why not now? Let’s get going and let’s do it and it’s time to get moving. So we’re really excited about the announcement we made.

Deane Dray  - Citigroup - Analyst

So let me just pick up where you left off there, Ed. The idea, related to the why now, was this the master plan? Because it was always the question, when we’ve raised this point, getting Tyco down to its lowest common denominator. So is it fair to assume that this was part of the thinking back in 2007?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

In 2007, when we did the separation, we looked obviously at every scenario, and then there was a scenario that said do more. And we really felt we weren’t ready to be more.

First of all, I don’t know that we could have separated the company any more without it taking three years. It was 2,400 legal entities back then. You know, it was put together through 800 and some acquisitions. So, it would have been a task that probably would’ve taken too long.

But putting that aside, the businesses weren’t ready. Electronics was ready. What became Covidien, our healthcare company, was ready. They were mature. They were running well. Good operating teams.

And now, when we separated, we always kind of said these companies — the term we used internally, these companies are compatible together, but not compelling. But we knew we had a lot of work to do before we’d ever consider the next stage, and so we have had four years to do that, and we’ve accomplished what we wanted to, so now it’s time.

So I guess maybe, Deane, to your point, we’ve been thinking about this for the last four years. It’s not something that just popped into our head recently. It was a little bit of quite a planning process to get here.

Deane Dray  - Citigroup - Analyst

I remember when we covered you during the split, that question came up frequently, though. Why not separate security itself? And so, it just needed to take time.

So if I had to pick out a couple of the points that raised eyebrows, what was surprising about the announcement? Because the split was very intuitive, but how it was done in a couple of the data points? I will start with the, first, separating North America ADT from the international businesses and the technology side. So, take us through that, and also redomiciling back to the U.S.

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Yes, it’s interesting. If you went over the last few years, I’d say most investors always used to ask us, why don’t you separate flow? It doesn’t fit.

Then as time went on, I would say probably more of the questions, as people got to know new Tyco, they — and I think some of the smarter people that studied us said, what is the resi business doing in Tyco? It’s a totally different business model. It’s totally different.

And by the way, there is no subscription model in any other conglomerate. The example I always use, would you ever put Flowserve and DirecTV together? That’s kind of what it is. And I don’t think you would.

So at any rate, it became, from investors’ questions, actually of both, which was exactly what had been on our minds the whole time.

And so, look, it was actually a very easy decision. The recurring revenue businesses that are international are actually more commercial accounts than they are resi accounts, so I don’t think people understand that.

So if you go to Korea, we have a very large security business in Korea. We’re all over the place like we are in this country. It’s predominantly commercial with some residential. And so, that’s a lot of the model around the world.

So we actually have been running the international businesses all along in commercial. They’ve never been run by the residential team because it’s more that business model. So we’re leaving them exactly where they were. I think that’s exactly where they fit structurally. Now they will still sell resi in those markets, but again, a high push on commercial also.

And that will be about $1 billion of the revenue in the commercial segment, which is about $10 billion of revenue. So $1 billion of that is that recurring business.

One of the attributes I like about the new fire and security company — commercial company that has the $10 billion of revenue is you get that $1 billion of recurring revenue, but you get a very big chunk, like 40%, which is service, which is very repeatable, recurring, a lot of it under contract. So, people think of it as a commercial business, but it has a very steady base of business for a big chunk of it.

Deane Dray  - Citigroup - Analyst

Just on that point, on the — you say that the North America ADT business, you’ve referred to it as residential. We struggled on our team with this concept initially where we checked all [and] correlations versus other residential type of businesses, and the overriding subscription type of attribute of the cash flow makes it far less residential and far more of the recurring and almost defensive because if there was ever going to be a time in the last downturn where people cut their contracts, you didn’t see it happen.

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

We didn’t see it at all. In the worst quarter in the downturn, that business grew 4%. It’s growing 6% right now in North America. That was the worst quarter.

Our disconnect rate drifted up slightly, as you saw, but nothing big, and we just kept growing right through the cycle. ARPU has gone up every single month for the last four years. So that was right through the downturn, ARPU went up.

Growth kept going, and so the business did very well in the downturn. And you know, it’s an interesting — what I like about it is when it starts getting looked at on its own, investors will, I think, value it differently. And when you look at the free cash flow characteristics of this business, where we spend our money is to just get new account. You get the new account, you put money into the home, and you have part of the [fat], part that you eat. You get your subscription.

But we don’t have maintenance upgrades like people that own wireline networks. We don’t have programming costs. We don’t have a lot of those other attributes, so our — this business, like the others at Tyco, the free cash flow always approximates around net income, 100% of net income. So here you have a stable, subscription business that has proven that it’s going to be stable, a market leader, 26% market share, great brand, and it just generates very consistent free cash flow.

Deane Dray  - Citigroup - Analyst

And there’s nothing on the redomiciling back to the U.S.?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

No, and let me clarify that. I think that was one point of a little bit of confusion.

We’re going to — obviously, it’s a U.S.-based business. So you’re going to domicile in the U.S. That’s kind of the rules. And by the way, I feel good about that.

But our reportable tax rate will go up to U.S. statutory tax rates into the 30s. But when you really look at the value of the business, you’re going to model it on its cash flow, and the cash taxes in this business will be no different than they have been in Tyco, which are very low compared to the statutory tax rate.

So we have a very nice advantage. And part of that — by the way, it’s just — it’s the accounting of it. We amortize the capital, the base we’re putting in there, and as long as you’re growing your business and all that, that reduces your tax exposure, and so your cash taxes actually become very low.

Deane Dray - Citigroup - Analyst

So, just moving on, related —

Ed Breen - Tyco International, Ltd. - Chairman, CEO

So there’s no dysynergy on tax at all.

Deane Dray - Citigroup - Analyst

No, that came up, and you’d be paying the same cash tax that you were paying before the break. Okay.

So the points that raised eyebrows, the first was the separating the North America from ADT. That makes sense. Take us through the $700 million one-time separation cost in its components, and just focus, if you would, also first on the restructuring of the bonds because that was an event back in the original spin.

Ed Breen - Tyco International, Ltd. - Chairman, CEO

Yes, well, the $700 million — I won’t put precise numbers on this, but the biggest piece of it is actually the renegotiation on the bond side. So that’s the biggest chunk of the money.

There’s another — a little over $100 million to $120 million or so of restructuring costs, but we’ll get a payback on that restructuring because we’ll be streamlining a few things along with this breakup and separation that are — kind of be part of our restructuring this year, if I can put it that way, but we’ve put that in that bucket so that you see it and that is part of the $700 million.

And then, there’s just separation costs, legal entities, things you’ve got to go through — certain governments, taxes, this and that that you pay that kind of adds up to the rest.

So the two big chunks are the bondholder piece and the restructuring dollars.

I will also point out that when we spend the money to redo our debt, we will have a lower interest rate here, and so the actual payback when you look at the net present value of spending that money, it’s actually a very attractive payback. So that will help our numbers going forward, which, as we file, you will get to see some of that going forward.

When you look at the situation we had last time with the bondholders and we separated the three, it was very, very different than today. First of all, we are planning on leaving the debt rating of [remainco], which is commercial fire and security, where it is now. So there will be no change. So that’s point number one.

Point number two is we are leaving more than 50% of any metric you look at in remainco, whether it’s revenue, profits, employees, whatever metric you look at, and that’s very cut and dry in this case. So when you really — and by the way, we’re going to reduce the debt, obviously, of remainco which people, I think, forget. We’ll be reducing that, and then putting new debt on the [stinger]. So when you go through that, I think it’s going to be very attractive for the bondholders, and we’ll get through that.

Deane Dray - Citigroup - Analyst

There’s a report out today. I think there’s still some confusion about the exact timing of how debt is retired off the parent today in order to be — and have the subs issue debt. So you’re not anticipating any downgrade at this stage.

Ed Breen - Tyco International, Ltd. - Chairman, CEO

No, no.

Deane Dray - Citigroup - Analyst

And then, within the other eyebrow raising was actually to say, which was very surprising, that there would not be an increase in corporate expense once you split into three. And normally, there’s a — there’s diseconomies of going from one to three. So how is that being orchestrated?

Ed Breen - Tyco International, Ltd. - Chairman, CEO

Yes, well, remember, we went through this once before, and actually a bigger three-way split. So we have a lot of good experience at it, as a point.

But it’s pretty simple. What we’re doing is we had a plan. I think that we alluded to this on the last earnings call. We were going to take — we took corporate down $30 million, $40 million this fiscal year. So we got it down to about, give or take, $400 million. We were at $430 million, $440 million the year before. And $40 million higher the year before, so we’ve been working it down, and our plan was to take another chunk out this year that we have well identified, and I’ll just ballpark it. Another $30 million is about what we were trying to work our way down.

And one of the reasons we’ve really honed the number in, knowing we were getting to this date, we have to now add back some public company costs. And so, as we’re taking it down some and then you add back the public company, it comes to $400 million. So it’s because we’re doing the other. We’re also reducing during this year in certain areas while we add the public company that we [would hold at] 400. I feel very confident in that, that we will be able to attain that.

Deane Dray - Citigroup - Analyst

Okay, so that — just as a comparison, in ITT’s split, they’re expecting a 10% increase across, so that’s why the (multiple speakers)

Ed Breen - Tyco International, Ltd. - Chairman, CEO

Well, we would’ve had about a 10% if you do the math there, right? $30 million on $400 million, but we’re getting $30 million out and adding kind of $30 million back.

Deane Dray - Citigroup - Analyst

And I want to raise another issue here. In this, what I find is that it’s always difficult for you to answer this question because of the legalities on the tax-free spin treatment. So I’ll walk you through it and say things that I know you’re not allowed to say, but there is an expectation and we wrote in our analysis that there is a high likelihood of M&A transactions following the spin.

You’re not allowed to talk about it, so this is my turn to talk and you can’t say anything. So there is an expectation that each one of these businesses, especially ADT North America, would be in a position, and commercial fire and security, and then Flow, could either be a consolidator or a consolidatee. But the rules on the tax-free spin are such, as long as you have not had substantive conversations about a sale of any one of these businesses with any party, then at the time of the spin, each one of these companies, new companies, are eligible to be sold on the very first day of trading. So that’s the way the rules are.

You’re not supposed to be encouraging anything like that, so I know you can’t be as explicit when that question comes up. Sometimes people ask, there is a need to be a two-year seasoning. Not the case. They can all occur on the first day.

So my question is, how were you able — so during this period, whether it’s the last two years, I’m sure folks have approached you about businesses, so you were able to not reach that stage where there were substantive conversations?

Ed Breen - Tyco International, Ltd. - Chairman, CEO

Well, let me preface this by we did the spin to create long-term value. And we plan on — we’re hiring three Boards, although all our Board members as of now — things can change in our lives — every single one of our Board members wants to be on at least one of these Boards, which I think says a lot.

So we’re putting — so the full management teams in place, the Boards are in place, and we’re planning on running these companies and doing very well over the ensuing years. So that truly is our plan, to create this value over — we’re not doing it for an overnight pop. It’s to run these things, run them better, bulk them up, and keep going.

Having said that, I think you did lay out the ground rules properly with your comments. The rules are the rules, and I’ll just say we’re not naive about any of the rules. We’ve been through this before. And I’ll leave it at that.

Deane Dray - Citigroup - Analyst

Great. And then, on the call, it was very interesting that you are taking this opportunity to scale back your day-to-day responsibility. What was your thought process there? And what are the next challenges for Ed Breen? I know you have a Herculean task over the next 12 months, but you’re not going to have a day-to-day management role after that.

Ed Breen - Tyco International, Ltd. - Chairman, CEO

You know, it’s actually — I was talking to my team about it last night. For me, it’s actually very exciting. It will be 10 years at Tyco, and not a typical 10-year CEO run, I would say, but very exciting and very fun.

And one of the things I loved about this process, and I liked last time, is we really have the management to go run these companies. And it’s so rewarding when you’re the CEO to have your team be in that position.

I literally have been talking to our Board for well over a year, year and a half, now about these three guys, Patrick, Naren, and George. All of them potentially could take my spot at bigger Tyco. And how many times do you have three candidates in one company that can take the CEO’s spot?

So it’s been so fun watching this group and their teams develop, get ready for this, and it’s very exciting for me. Could I run one of the companies going forward and do that? Sure, I could, but it’s their opportunity. Let them have the next run. They’ve been with me for years now, and it’s really fun for me to watch.

But as far as what I do, I honestly don’t know because I have one very busy year ahead of me. I’m really excited. I’m going to be involved with all three companies still. That will be fun for me to watch this after separation. And after all that, I will sit back and decide what I want to then. But I am only 55.

Deane Dray - Citigroup - Analyst

This came up on the call on Monday. Just — the period at which you joined Tyco was as tumultuous as anyone could imagine. Just shareholder losses, there was litigation issues, there was — you needed to right the ship. There were bondholder suits. So, so much has happened in that 10-year period, and you’ve delivered for shareholders.

Ed Breen - Tyco International, Ltd. - Chairman, CEO

Thank you much (multiple speakers) it’s been fun.

Deane Dray - Citigroup - Analyst

So one of the other implications of your announced split is it does follow the ITT news, and this is bringing up all kinds of questions within and thoughts within the sector as, are we seeing the pendulum swinging away from the multi-industry conglomerate business model? So I’d love to hear your thoughts as having been part of the empire building and now on the separation.

Ed Breen - Tyco International, Ltd. - Chairman, CEO

You know, honestly, I think you really have to look at it case by case. And for Tyco, you know when I arrived at the Company, you could just look at it day one and say, this doesn’t make — a lot of great assets, which is one of the reasons I was very interested in coming and seeing if I could help the company out, but you go back nine years ago, you don’t put an electronics company with a conglomerate. People invest for consistent returns, double-digit returns. An electronics company just doesn’t run that way. You never see a big electronics company embedded in an industrial. It doesn’t work.

But it’s a great company. So you know, you end up — we had a lot of those types of issues. You don’t put a subscription model in a conglomerate. Nobody has, and there’s a reason. So I think ours was one of those that was a little bit unique that way.

But look, if you ask me generally, and look, there’s a lot of studies out there, and this is a generalization, so I don’t agree with this on every company, conglomerates’ returns are not as good as single-focused company returns. We’ve looked at the last 10-year history. We’ve looked at a 20-year history, and it’s just a fact.

Now that’s lumping everybody together, but when you look at it, the returns are only double when you’re a focused company, so I think that actually says something, even though that’s a generalization.

But look, I think there’s great conglomerates out there now. I will just mention one. I could mention quite a few, but I would say Larry Culp at Danaher, I think, has a great business model and has done a great job for shareholders. I wouldn’t do anything differently with that company. I think there’s many others, as I look at it [in sum], that I don’t necessarily think they’re in the right form.

Deane Dray - Citigroup - Analyst

Do you want to share any of those?

Ed Breen - Tyco International, Ltd. - Chairman, CEO

No, I won’t.

Deane Dray - Citigroup - Analyst

Yes, I didn’t think you would.

Ed Breen - Tyco International, Ltd. - Chairman, CEO

But I think —

Deane Dray - Citigroup - Analyst

But what do they have, other than is it just mix that are — because you could also make the poor that you would like a diversification of mix such that you’re not going to get all of the businesses zigging while the others are zagging?

Ed Breen - Tyco International, Ltd. - Chairman, CEO

It doesn’t make any difference. There’s great industries.

I will take our Flow control company. It can have cyclicality to it from time to time. It’s a great industry to invest in. There’s a lot of money to be made in it with these pure plays.

So, who cares if something else is offsetting it? In a conglomerate, people — investors know how to value those companies on their own.

I’ll give you a great example without names. How many times do you hear the comment, well, I’m milking this one. This is my cash cow to grow this one. Really what you’re saying is I’m retarding the capability of this company to do its best so I can give some funds over to another one. Well, why would you do that? The other one has its own balance sheet and capabilities to grow itself, so why would you hurt part of the company to give an advantage to another?

Those kind of comments is actually what you back into a lot of times in a conglomerate because you can’t allocate necessarily to everything the same way, and quite frankly, you don’t want to. You sort of don’t do justice to every business. So, some make sense. Some don’t.

Deane Dray - Citigroup - Analyst

The thought on Flow is what it’s path might be, and we have the view that you could go down a path where it would be a potential fit with another flow-related business, or it could continue a bolt-on strategy. Just take us through, have you ever seen and have you thought about pairing valves with pumps and try to market it as systems? Or is it all about niche applications in Flow that make the most sense?

Ed Breen - Tyco International, Ltd. - Chairman, CEO

No, I would not rule that out, pumps being a part of the portfolio.

My belief up until now, and it still is, is that there is so much opportunity left to consolidate right down the middle of the plate, kind of why divert off a little bit? And probably, I think pumps is just a little bit. I think there’s logic to that. Flowserve’s portfolio, I think, is interesting. They have pumps and vowels, as an example.

So no, I don’t think that’s an issue. But when there’s opportunities to solidify your market-leading position directly in the valve space, like the deal we just did in the Middle East which I think is going to be a homerun for our Flow business, why not take advantage of those now? You might think down the road of doing a couple other things.

One of the other spaces that people tend to forget that we have a great position in is heat management. You need that for all these oil and gas refineries for cooling of liquids. We have a market-leading position there also, and that ties right into the valves because we sell valves into those applications. So, it’s a little bit like having pumps, but a different angle. And so, yes, we would look at contiguous things, but they would be [tight]. They’re needed in that vertical.

Deane Dray  - Citigroup - Analyst

And would there ever be a separation of the technology businesses within commercial fire and security from the monitoring businesses?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Look, who knows what somebody does three years down the road, but I would think not, if I were a betting person. I think it fits together nice the way it is.

Remember, one of the things with Tyco that is also — you have to really dig in to get this, everyone says, oh, you’re big in the fire and security space. Look at your commercial fire and security.

But what we really have is different than everybody else. We have the products, and that’s usually what our competitors have. They make product. And you know who they are, some of the big names. It’s mostly a products company.

But what we really have, which I think is the value and the strength, is we have a global service organization. So we keep talking of fire, 40% of our revenue was service and repeatable, no one has that.

So if you look at our competitors, they sell very good products, by the way. They sell usually through a distributor, through a distribution channel, and then into end markets. We sell to distribution so they can sell into other end markets, but we also sell into our own service companies.

So when you hear SimplexGrinnell in North America, it’s not a products company. We sell products from our products company into it, but Simplex is actually all the thousands of vans you see traveling around this country doing service, and that’s the difference. I think that’s the value in the gem.

So what I like about the separation also, when you take the biggest piece, which is the commercial fire and security, the $10 billion of revenue, it is very low capital intensity. Very low, and the way I look at it is the capital is the capital that’s sitting in the 20,000 vans every day. That is literally the capital, what’s in our pipeline getting into that van.

So the returns in this business are huge. But it’s the business model. And I think that’s going to be very attractive when investors can isolate that and actually see it.

Deane Dray  - Citigroup - Analyst

I just want to make sure that — we’re going to transition to any questions from the audience. I know there’s a mic being passed around and I can assure you, Ed, this is not a shy group. So I just want to see if we’ve got any show of hands. There we go, the first customer right up front, second row.

QUESTION AND ANSWER

Unidentified Audience Member

Will there be anything to stop the commercial fire and security company from eventually competing with ADT, the residential company?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

It’s not all totally defined yet. We’re working our way through that.

I would think clearly in all the international markets, I would say if anyone wants to do whatever they want to do, they will be able to. But the North America one, to be determined how we finalize that because of the big base of resi here.

But I think if anyone — if the other one wanted to expand in some other markets internationally, I think it will be open field. I don’t see that as a big issue.

It’s interesting right now. They sort of compete with each other a little bit within our Company now. They’re smaller businesses, midsize, who goes and gets it. Sometimes it’s our resi team, sometimes it’s our commercial. But in the scheme of things, it’s a once in a while thing.

So we will figure that one out, but I’m not really worried about that one. There probably could be some competition.

Unidentified Audience Member

Not to get into the weeds too much at this point, but with your tax loss carryforwards, I believe there was just over $7 billion worldwide at the end of the year, $4 billion in the U.S., do you have any idea how that may break out into the three different companies, if it will be assigned primarily to ADT North America, or is that something we have to wait a year?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Apologize, but still to be determined. We are far down the road on a lot of these decisions, but not totally finalized.

So for instance, by the way, a lot of — the question you asked is one we’ve been working our way through. We have some brand issues you always have to work your way through. We have some separation of some back-office stuff we have to get accomplished.

We’re very far down the road, actually, on who the rest of the management teams are going to be. We’re actually getting fairly far down the road, as I mentioned a minute ago, about how the Boards are going to look, who the nonexecutive chairman is going to be of the other company.

I told our Board the other day, we are way further down the road this time than when we did the separation last time. And by the way, we know all the pitfalls because you just learn from doing it, and so we kind of knew what decisions to try to make quicker in the line, and those are the type we’re pretty far down but not finalized.

Unidentified Audience Member

You sound pretty emphatic earlier that remainco would keep its credit rating. And when I think about this, it’s going to be less diverse and smaller in size. What levers do you plan to pull to kind of keep that credit rating where it is? Is it leverage? Is it other things? And have you had substantial conversations with the credit rating agencies about that?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

We have had conversations with the credit rating agencies, and actually just very recently. I think it was last week, if I’m not losing track of — it was last week. Yes. So yes, we have. So we know what those conversations were.

Remember, remainco is a $10 billion company. It’s global. It’s emerging markets. It’s service. It’s install. It’s products. It’s a very diverse company. And by the way, as I mentioned, a very high percentage of its revenue is very recurring in nature.

So, and remember, my second — so it actually is actually a very diverse — not as large as Tyco, but a very large company.

And the second point is we will reduce the debt, obviously, of remainco. So when you do all the metrics and you look at it, that’s why we’re highly confident that we keep that credit rating, and we want to keep that credit rating there, so we will work that.

Now I don’t think, as you could imagine, the credit rating of the other two will be that credit rating, but we still want the other two to be investment-grade. But as you can imagine, one of the other things that really you can’t accomplish in a conglomerate, but you could accomplish it when you’re more of a pure play, is the capital structure of resi should be different than the capital structure of remainco. Here’s this recurring subscription model, and you would probably never run the capital structure that way, although you’re forced into it in the conglomerate, to some extent, and you are not any more.

We do want all three to be investment-grade, remainco probably the highest with the existing credit rating.

Deane Dray  - Citigroup - Analyst

Other questions? So what I wanted to — I don’t think this came up on the call on Monday, but the expectation, can you still be doing small bolt-on acquisitions during this period? Do you have any interest in that?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

We do. We’re going to be a little careful. I would ballpark it will be two or three. We said we would spend about $500 million on acquisitions over the — since four months ago, over that 12-month period, whatever. We just spent $230 million on the last two, Kenguard, Visonic. And so, I think you will see two or three others that we really want strategically to fit in spots we want to build. That will be this year.

Deane Dray  - Citigroup - Analyst

Was it a surprise for Visonic to know that a total different corporate structure they were acquired into?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Well, it was probably a surprise for all the ones we did in the last year. But for them, it’s great. They’re going to be in their pure-play company. They don’t have an issue with it. They are in their industry with the right company, and it feels good.

Deane Dray  - Citigroup - Analyst

How about — and it’s interesting. You gave at the outset this morning an update on — a little color on orders and the tone of business. All that seems to pale in comparison to the news on Monday, but at the end —

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

It doesn’t when you are running the Company.

Deane Dray  - Citigroup - Analyst

But at the end of the day, you are still running a company. So give us an update on ADT. I think what’s changed at the margin is the introduction of all of the interactive, web-based technology with pulse. And if there’s any criticism, it’s maybe you’re moving the adoption a little too slowly. You were conservative in terms of the rollout. Can that be accelerated? What’s been the take rate and might it decelerate?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

The take rate, it feels good because the take rate is still inching its way up and that’s why we’re — we’ve been saying all along we think it’s a good 30% of our base take interactive out of our new sales.

So look, I think we moved terribly fast with the internal sales force. I think probably where most people would think we were a little slow is rolling out the dealer network, but you’ve got to remember there was negotiations going on there also because it’s a whole new package. How do we do it? We want to make sure it’s a win-win.

So I think you will see full rollout by the end of the calendar year because the dealers will be launched. So we are getting real close in the next 30 days to start to launch dealers.

Now remember, to give you the math, half of our sales come through our internal channels, half come through our dealers. So we’ve effectively been introducing pulse only through half of our sales channel. So by the end of the year, you have it launched with our full base.

By the way, you’re going to see a whole new onslaught of ads coming out on Interact, but I think our ads have been very good so far. But we’ve got — I was just talking to our team actually before I walked in here, and we’ve got a great rollout coming on the ads. And for the first time — I think what’s happening, going to happen, we’re seeing a little of it, the base of those interested in the product is expanding a little bit. Because security doesn’t sell itself.

Security is, oh, my gosh, my neighbor got robbed. There’s something happens that gets you interested, or you moved and you had security. But people are starting to talk about this product now. It’s a little [odd]. You hear people talk about it. I can do this from my iPhone. You’re away from the home. I can watch my kid walk in. I can do this. I can do that.

And so, I think it’s expanding the pie some. We will have some facts on that in the near future to talk about. So I think that helps expand the base. And then, I think our position in it will help us.

What we are seeing also, and we will report these numbers on the earnings call, is we — our teams are getting better and better at selling it, which always means they’re getting better at selling the higher-end packages. So we’re starting to see the first level of Pulse, the percentage of that drift down a little bit and the upper-tier packages drifting up. And I’m not surprised by that, either.

But it’s actually happening, and we’re seeing it. So that just — what that means for you is ARPU growth. At the end of the day, it’s increasing the ARPU. We’re averaging a little over $50 for one of these accounts. So if you go back, this is also the fun part of the next few years for ADT, the existing base of ADT customers, their average bill was $36. The Broadview —

Deane Dray  - Citigroup - Analyst

Per month?

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Per month. The Broadview accounts we bought, the company, they were an average of $33 to $34. So you’ve got $36, and then part of the base $33, $34.

The stuff we’ve been selling before the interactive product because we’re selling — we got very good at selling packages, so we’re selling carbon monoxide, fire, flood protection. We’re now averaging, over the last couple of years, about $40. So $33, $36 to $40 for new accounts. And here comes interactive, and it’s $50. So you can just see the ARPU progression.

So the fund thing we’re going to have now is going back over time to the installed base and working the economics so it’s good for us and good for the consumer to upgrade. And we have a very valuable base sitting there, and as we can upgrade that base, or a portion of that base, that just continues to add to it.

Deane Dray  - Citigroup - Analyst

How about, in the time that we have remaining, for ADT on the growth path? I think what gets missed often by investors is how underpenetrated security is in the U.S. in terms of how many hones.

And then, also, what your market share is versus your next closest competitor. So first, penetration, and then, is there anything on the market share where you’ve got such a long lead over anyone else, might that be — you would see slower growth versus the competition.

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Here’s the numbers. There’s 110 million households. There’s 20 million security homes. We think, conservatively, the universe is 40 million TV households — or security homes. That’s our market and that will grow over time. Interactive, I think, helps that.

So there’s a lot of room, and we’re 26% market share. The next person, I don’t even know what the market share is because it’s one-tenth of us.

Deane Dray  - Citigroup - Analyst

Low single digit.

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Yes. So there’s a lot of room here. As big as we are, 26% market share is not a big number in a business. Our brand, the capability we have, there’s a lot of runway there.

Deane Dray  - Citigroup - Analyst

Terrific. On that note, we will close this presentation. Ed, thank you very much and congratulations.

Ed Breen  - Tyco International, Ltd. - Chairman, CEO

Thanks a lot.